Exhibit 10.13.8

SUNSTONE HOTEL INVESTORS, INC.

WAIVER AGREEMENT

This Waiver Agreement (this “Agreement”), dated as of February 19, 2010, is made by and between Sunstone Hotel Investors, Inc. and Sunstone Hotel Partnership, LLC (together, the “Company”) and Robert A. Alter (“Executive”).

RECITALS

A.	The Company and Executive are parties to that certain Employment Agreement, effective as of the closing of the Company’s initial public offering of common stock (as amended from time to time, the “Employment Agreement”).

B.	The Company maintains a 401(k) Savings and Retirement Plan (the “401(k) Plan”).

C.	Pursuant to the Employment Agreement and the 401(k) Plan, Executive is entitled to receive certain compensation and benefits.

D.	Executive and the Company wish to enter into this Agreement, pursuant to which Executive will waive his right and entitlement to receive certain compensation and benefits under the Employment Agreement and the 401(k) Plan and the Company will make certain acknowledgements.

In consideration of the covenants and undertakings contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Waiver. Executive hereby waives, relinquishes and gives up any and all right, title, claim and interest that Executive may have to receive each of: (i) any profit-sharing contribution from the Company under the 401(k) Plan in respect of calendar year 2009; and (ii) all Base Salary (as such term is defined in the Employment Agreement) in excess of $186,000 that would otherwise be payable to Executive in respect of calendar year 2010 (it being understood that Executive’s 2010 Base Salary shall be reduced prospectively only, such that amounts that currently remain unearned and unpaid under the limitation contained in this provision will be earned and paid in substantially equal installments over the Company’s remaining 2010 payroll dates).

2. No Good Reason. Executive hereby acknowledges and agrees that nothing contained in this Agreement shall, or shall be construed so as to, constitute Good Reason (as defined in the Employment Agreement) for purposes of the Employment Agreement or any other agreement between Executive and the Company.

3. Applicable Law. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

4. Enforceability. If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

6. Captions. The captions contained in this Agreement are included for convenience only and shall have no bearing on the meaning or interpretation of the provisions contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed as of the date first above written.

SUNSTONE HOTEL INVESTORS, INC.		EXECUTIVE

By:	/s/ Arthur Buser	/s/ Robert A. Alter
(Signature)

Its:	President & CEO	Robert A. Alter

SUNSTONE HOTEL PARTNERSHIP, LLC

By:	/s/ Arthur Buser

Its:	President

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